Exhibit 5.1

May 12, 2008	Michele D. Vaillancourt Direct Dial: (612) 604-6681 Direct Fax: (612) 604-6881 mvaillancourt@winthrop.com

Image Sensing Systems, Inc.

500 Spruce Tree Centre

1600 University Avenue West

St. Paul, MN 55104

Re:	Registration Statement on Form S-1 and Related Prospectus

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale by Image Sensing Systems, Inc., a Minnesota corporation (the “Company”), of 1,500,000 shares (the “Basic Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), plus up to 225,000 shares of Common Stock for which the underwriters have been granted an over-allotment option (“Option Shares”), pursuant to a Registration Statement on Form S-1 and the related Prospectus the Company is filing with the Securities and Exchange Commission (the “Commission”) on or about May 12, 2008. (The Basic Shares and the Option Shares are hereinafter referred to as the “Shares.”) All of the Shares are to be sold by the Company as described in the Registration Statement and the related Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein filed with the Commission pursuant to Rule 424 under the Securities Act of 1933, as amended; the Company’s Articles of Incorporation and Bylaws, as currently in effect; and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

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Image Sensing Systems, Inc.

May 12, 2008

We consent to the reference under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

WINTHROP & WEINSTINE, P.A.

/s/ Michele D. Vaillancourt

Michele D. Vaillancourt